Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2021 results, including record gross margin of 29.7% and diluted EPS of $5.25

SCOTTSDALE, Ariz., October 27, 2021 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported third quarter results for the period ended September 30, 2021.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Chg	2021	2020	% Chg
Homes closed (units)	3,112	3,004	4%	9,275	8,090	15%
Home closing revenue	$1,251,435	$1,133,221	10%	$3,596,060	$3,055,229	18%
Average sales price - closings	$402	$377	7%	$388	$378	3%
Home orders (units)	3,441	3,851	(11)%	10,441	10,550	(1)%
Home order value	$1,488,951	$1,488,480	—%	$4,337,753	$3,958,870	10%
Average sales price - orders	$433	$387	12%	$415	$375	11%
Ending backlog (units)				5,838	5,242	11%
Ending backlog value				$2,555,405	$2,004,981	27%
Average sales price - backlog				$438	$382	15%
Earnings before income taxes	$261,709	$135,506	93%	$643,337	$338,201	90%
Net earnings	$200,752	$109,118	84%	$499,984	$270,948	85%
Diluted EPS	$5.25	$2.84	85%	$13.06	$7.04	86%

MANAGEMENT COMMENTS
“During the third quarter of 2021, we navigated ongoing industry-wide supply chain disruptions and produced the highest third quarter of home closings in our Company's history. We delivered 3,112 homes and produced a 10% year-over-year increase in home closing revenue to $1.3 billion. This led to two new Company quarterly records: highest gross margin of 29.7% and highest diluted EPS of $5.25,” said Steven J. Hilton, executive chairman of Meritage Homes. “These strong results reflect the elevated homebuying demand in the market today and our successful operating model.”

“The housing market remained solid,” Phillippe Lord, chief executive officer of Meritage Homes, said. “The continuing demand stemmed from market conditions related to historically-low interest rates and limited housing supply. It also resulted from homebuying activity from millennials and baby boomers, the largest groups fueling demand over the last few quarters. We believe these underlying demographic factors will not fundamentally change in the near future, but may be bumpy if interest rates move materially in a short amount of time."

Mr. Lord continued, "In the third quarter of 2021, we continued metering our orders pace to align our starts with production, but our average absorption pace still remained elevated at 5.0 per month. This compared to our all-time highest third quarter average absorption pace of 5.8 per month in the third quarter of 2020. As a result of our metering efforts, quarterly sales orders of 3,441 homes were 11% lower than prior year despite 5% more average communities year-over-year.”

“Our ending community count increased by 16% year-over-year from 204 at September 30, 2020 to 236 at September 30, 2021. Sequentially, we added 10 net communities from 226 at June 30, 2021," Mr. Lord remarked. "Working through delays in permitting, zoning and entitlement as well as land supply chain constraints, we opened 40 new communities this quarter. With our excellent progress over the last two quarters, we remain confident in our ability to achieve our goal of 300 active communities by mid-2022. The anticipated community growth of over 50% from year end 2020 will position Meritage to expand our market share, leverage our operating costs and drive profitability.”

Mr. Lord added, “We continue to find new land positions while remaining disciplined in our underwriting standards and put about 9,800 net new lots under control during the three months ended September 30, 2021, which compared to approximately 9,000 net new lots under control in the same period in 2020. Our total lot supply is now nearly 70,000 lots, a 46% year-over-year increase compared to nearly 48,000 at September 30, 2020. We invested $526 million in land acquisition and development this quarter. Including this incremental spend, our net debt to capital ratio of 17.5% at September 30, 2021 reflects ample liquidity and a strong balance sheet, which in turn provide us flexibility for further growth in the future.”

Mr. Lord concluded, “As we continue to manage through the current supply issues, we are projecting 12,600-12,900 home closings for the full year 2021, which we anticipate will generate $5.05-5.15 billion in home closing revenue. Home closing gross margin is projected to be 27.50-27.75%. With an increase to the projected effective tax rate of 23.0%, we expect diluted EPS to be in the range of $18.75-19.40 for 2021, a year-over-year increase of over 70%.”

THIRD QUARTER RESULTS
•The total orders of 3,441 for the third quarter of 2021 reflected a decrease of 11% year-over-year, driven by a 15% decline in average absorption pace from 5.8 to 5.0 per month. In the third quarter of 2021, we metered our orders pace to address production constraints. This was partially offset by a 5% increase in average communities in 2021. Entry-level represented 84% of third quarter 2021 orders, compared to 69% in the same quarter in 2020. Stemming from the elevated demand for our products over the past few quarters and constrained housing supply, the sustained favorable pricing environment led to year-over-year increases in average sales price ("ASP") for both orders and backlog. Even as our product mix continued to shift toward entry-level homes, ASP on orders in the third quarter of 2021 exceeded $430,000.

•The 10% year-over-year increase in home closing revenue to $1.3 billion for the third quarter of 2021 resulted from 4% higher home closing volume and 7% higher closing ASP. Despite the product mix shift toward entry-level homes, the increase in closing ASP was primarily attributable to the sustained strength in housing demand and the significant price increases the market has absorbed in recent quarters.

•The 820 bps improvement in third quarter 2021 home closing gross margin to 29.7% from 21.5% a year ago mainly resulted from pricing power and leveraging of fixed costs on greater home closing revenue, which more than offset higher lumber prices and increases in other commodity costs.

•Selling, general and administrative expenses ("SG&A") were 9.3% of third quarter 2021 home closing revenue, an 80 bps improvement over 10.1% in the prior year, resulting from greater leverage of fixed expenses on higher home closing revenue, cost savings from technology innovations that particularly benefited our sales and marketing efforts and lower broker commissions.

•The third quarter effective income tax rate was 23.3% in 2021 compared to 19.5% in 2020. Eligible energy tax credits on qualifying energy-efficient homes closed under the Taxpayer Certainty and Disaster Tax Relief Act enacted in December 2019 reduced the rate in both years.

•Third quarter 2021 pre-tax margin increased 880 bps to 20.7%, compared to 11.9% in the third quarter of 2020. Net earnings were $200.7 million ($5.25 per diluted share) for the third quarter of 2021, an 84% increase over $109.1 million ($2.84 per diluted share) for the third quarter of 2020. Strong earnings growth reflected higher closing volume, pricing power, expanded gross margin and the improved overhead leverage, which led to an 85% year-over-year improvement in earnings per diluted share.

YEAR TO DATE RESULTS
•Total orders for the first nine months of 2021 decreased 1% year-over-year, driven by 7% greater average absorption pace, offset by a 7% decrease in average community count compared to the first nine months of 2020.

•Home closing revenue increased 18% in the first nine months of 2021 to $3.6 billion due to 15% improved home closing volume and 3% higher closing ASP given the favorable pricing environment.

•The 640 bps improvement for home closing gross margin in the first nine months of 2021 to 27.4% from 21.0% primarily resulted from higher ASP and better leveraging of fixed costs on greater home closing revenue.

•SG&A expenses improved 90 bps year-over-year to 9.4% of home closing revenue, compared to 10.3% in the first nine months of 2020, due to operating efficiencies and improved leverage of fixed expenses on higher home closing revenue.

•Loss on early extinguishment of debt of $18.2 million was recognized in the first nine months of 2021 in connection with the early redemption in April 2021 of the 7.00% senior notes due 2022.

•The effective tax rate for the first nine months of 2021 was 22.3%, compared to 19.9% for the first nine months of 2020. The effective tax rate in both periods benefited from tax credits earned for qualifying energy-efficient homes under the Taxpayer Certainty and Disaster Tax Relief Act enacted in December 2019.

•Net earnings were $500 million ($13.06 per diluted share) for the first nine months of 2021, an 85% increase over $270.9 million ($7.04 per diluted share) for the first nine months of 2020, primarily reflecting higher closing volume, pricing power, expanded gross margin and the greater overhead leverage in 2021.

BALANCE SHEET
•Cash and cash equivalents at September 30, 2021 totaled $562.3 million, compared to $745.6 million at December 31, 2020, reflecting investments in real estate and development and share repurchases. Real estate assets increased from $2.8 billion at December 31, 2020 to $3.6 billion at September 30, 2021.

•A total of nearly 70,000 lots were owned or controlled as of September 30, 2021, compared to approximately 48,000 total lots at September 30, 2020. In the third quarter of 2021, about 9,800 net new lots were added, representing an estimated net 45 future communities, of which 87% are for entry-level communities.

•Debt-to-capital and net debt-to-capital ratios were 29.1% and 17.5%, respectively, at September 30, 2021, compared to 30.3% and 10.5%, respectively, at December 31, 2020.
•In the first nine months of 2021, we repurchased 395,461 shares of stock for a total of $37.0 million, of which 95,461 shares totaling $9.5 million were repurchased during the third quarter of 2021. Since September 30, 2021, we repurchased an additional 243,885 shares totaling $24.0 million and have $153.4 million remaining available to repurchase in our authorized share repurchase program as of October 25, 2021.

CONFERENCE CALL
Management will host a conference call to discuss its third quarter results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, October 28, 2021. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 12:00 p.m. Pacific Time (3:00 p.m. Eastern Time) on October 28, 2021 and extending through November 11, 2021, at
https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2021	2020	Change $	Change %
Homebuilding:
Home closing revenue	$1,251,435	$1,133,221	$118,214	10%
Land closing revenue	8,470	4,870	3,600	74%
Total closing revenue	1,259,905	1,138,091	121,814	11%
Cost of home closings	(879,759)	(889,654)	(9,895)	(1)%
Cost of land closings	(7,706)	(4,360)	3,346	77%
Total cost of closings	(887,465)	(894,014)	(6,549)	(1)%
Home closing gross profit	371,676	243,567	128,109	53%
Land closing gross profit	764	510	254	50%
Total closing gross profit	372,440	244,077	128,363	53%
Financial Services:
Revenue	5,208	4,939	269	5%
Expense	(2,308)	(2,026)	282	14%
Earnings from financial services unconsolidated entities and other, net	1,324	1,402	(78)	(6)%
Financial services profit	4,224	4,315	(91)	(2)%
Commissions and other sales costs	(68,952)	(73,282)	(4,330)	(6)%
General and administrative expenses	(47,192)	(40,737)	6,455	16%
Interest expense	(79)	(55)	24	44%
Other income, net	1,268	1,188	80	7%
Earnings before income taxes	261,709	135,506	126,203	93%
Provision for income taxes	(60,957)	(26,388)	34,569	131%
Net earnings	$200,752	$109,118	$91,634	84%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$5.33	$2.90	$2.43	84%
Weighted average shares outstanding	37,647	37,607	40	—%
Diluted
Earnings per common share	$5.25	$2.84	$2.41	85%
Weighted average shares outstanding	38,229	38,405	(176)	—%

	Nine Months Ended September 30,
	2021	2020	Change $	Change %
Homebuilding:
Home closing revenue	$3,596,060	$3,055,229	$540,831	18%
Land closing revenue	25,225	16,954	8,271	49%
Total closing revenue	3,621,285	3,072,183	549,102	18%
Cost of home closings	(2,612,428)	(2,412,606)	199,822	8%
Cost of land closings	(24,246)	(17,509)	6,737	38%
Total cost of closings	(2,636,674)	(2,430,115)	206,559	8%
Home closing gross profit	983,632	642,623	341,009	53%
Land closing gross profit/(loss)	979	(555)	1,534	276%
Total closing gross profit	984,611	642,068	342,543	53%
Financial Services:
Revenue	15,624	13,329	2,295	17%
Expense	(6,846)	(5,519)	1,327	24%
Earnings from financial services unconsolidated entities and other, net	3,821	3,132	689	22%
Financial services profit	12,599	10,942	1,657	15%
Commissions and other sales costs	(210,585)	(204,863)	5,722	3%
General and administrative expenses	(128,297)	(111,083)	17,214	15%
Interest expense	(246)	(2,176)	(1,930)	(89)%
Other income, net	3,443	3,313	130	4%
Loss on early extinguishment of debt	(18,188)	—	18,188	n/a
Earnings before income taxes	643,337	338,201	305,136	90%
Provision for income taxes	(143,353)	(67,253)	76,100	113%
Net earnings	$499,984	$270,948	$229,036	85%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$13.26	$7.17	$6.09	85%
Weighted average shares outstanding	37,703	37,763	(60)	—%
Diluted
Earnings per common share	$13.06	$7.04	$6.02	86%
Weighted average shares outstanding	38,285	38,491	(206)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$562,291	$745,621
Other receivables	148,743	98,573
Real estate (1)	3,593,007	2,778,039
Deposits on real estate under option or contract	77,987	59,534
Investments in unconsolidated entities	3,905	4,350
Property and equipment, net	36,595	38,933
Deferred tax asset	38,850	36,040
Prepaids, other assets and goodwill	104,071	103,308
Total assets	$4,565,449	$3,864,398
Liabilities:
Accounts payable	$214,575	$175,250
Accrued liabilities	324,407	296,121
Home sale deposits	40,002	25,074
Loans payable and other borrowings	18,985	23,094
Senior notes, net	1,142,210	996,991
Total liabilities	1,740,179	1,516,530
Stockholders' Equity:
Preferred stock	—	—
Common stock	376	375
Additional paid-in capital	433,179	455,762
Retained earnings	2,391,715	1,891,731
Total stockholders’ equity	2,825,270	2,347,868
Total liabilities and stockholders’ equity	$4,565,449	$3,864,398
(1) Real estate – Allocated costs:
Homes under contract under construction	$1,142,724	$873,365
Unsold homes, completed and under construction	397,422	357,861
Model homes	75,239	82,502
Finished home sites and home sites under development	1,977,622	1,464,311
Total real estate	$3,593,007	$2,778,039

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Depreciation and amortization	$6,478	$7,945	$19,892	$22,496

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$56,710	$72,882	$58,940	$82,014
Interest incurred	15,212	16,103	47,625	50,188
Interest expensed	(79)	(55)	(246)	(2,176)
Interest amortized to cost of home and land closings	(14,550)	(21,380)	(49,026)	(62,476)
Capitalized interest, end of period	$57,293	$67,550	$57,293	$67,550

	September 30, 2021	December 31, 2020
Senior notes, net, loans payable and other borrowings	$1,161,195	$1,020,085
Stockholders' equity	2,825,270	2,347,868
Total capital	$3,986,465	$3,367,953
Debt-to-capital	29.1%	30.3%

Senior notes, net, loans payable and other borrowings	$1,161,195	$1,020,085
Less: cash and cash equivalents	(562,291)	(745,621)
Net debt	$598,904	$274,464
Stockholders’ equity	2,825,270	2,347,868
Total net capital	$3,424,174	$2,622,332
Net debt-to-capital	17.5%	10.5%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$499,984	$270,948
Adjustments to reconcile net earnings to net cash (used in)/provided by operating activities:
Depreciation and amortization	19,892	22,496
Stock-based compensation	14,435	15,724
Loss on early extinguishment of debt	18,188	—
Equity in earnings from unconsolidated entities	(2,878)	(2,821)
Distribution of earnings from unconsolidated entities	3,324	2,449
Other	(3,085)	1,881
Changes in assets and liabilities:
(Increase)/decrease in real estate	(810,731)	9,080
Increase in deposits on real estate under option or contract	(18,453)	(12,910)
(Increase)/decrease in other receivables, prepaids and other assets	(51,611)	4,933
Increase in accounts payable and accrued liabilities	67,301	60,039
Increase in home sale deposits	14,928	1,263
Net cash (used in)/provided by operating activities	(248,706)	373,082
Cash flows from investing activities:
Investments in unconsolidated entities	(1)	(4)
Distributions of capital from unconsolidated entities	—	1,000
Purchases of property and equipment	(17,910)	(14,771)
Proceeds from sales of property and equipment	404	528
Maturities/sales of investments and securities	2,795	632
Payments to purchase investments and securities	(2,795)	(632)
Net cash used in investing activities	(17,507)	(13,247)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(6,308)	(8,509)
Repayment of senior notes	(317,690)	—
Proceeds from issuance of senior notes	450,000	—
Payment of debt issuance costs	(6,102)	—
Repurchase of shares	(37,017)	(60,813)
Net cash provided by/(used in) financing activities	82,883	(69,322)
Net (decrease)/increase in cash and cash equivalents	(183,330)	290,513
Beginning cash and cash equivalents	745,621	319,466
Ending cash and cash equivalents	$562,291	$609,979

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2021		2020
	Homes	Value	Homes	Value
Homes Closed:
Arizona	532	$193,847	429	$143,630
California	295	177,623	332	202,460
Colorado	144	80,149	183	88,199
West Region	971	451,619	944	434,289
Texas	1,012	383,206	1,059	349,907
Central Region	1,012	383,206	1,059	349,907
Florida	386	139,642	339	124,836
Georgia	139	52,004	178	62,921
North Carolina	371	145,268	295	98,322
South Carolina	92	31,686	78	25,502
Tennessee	141	48,010	111	37,444
East Region	1,129	416,610	1,001	349,025
Total	3,112	$1,251,435	3,004	$1,133,221
Homes Ordered:
Arizona	550	$233,828	709	$240,151
California	319	213,859	510	319,680
Colorado	207	123,242	188	88,972
West Region	1,076	570,929	1,407	648,803
Texas	1,070	427,689	1,183	395,453
Central Region	1,070	427,689	1,183	395,453
Florida	534	192,479	491	179,607
Georgia	176	74,766	172	62,541
North Carolina	347	140,135	386	132,988
South Carolina	100	31,535	90	28,140
Tennessee	138	51,418	122	40,948
East Region	1,295	490,333	1,261	444,224
Total	3,441	$1,488,951	3,851	$1,488,480

	Nine Months Ended September 30,
	2021		2020
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,423	$497,105	1,315	$437,233
California	890	547,754	787	487,605
Colorado	464	239,399	553	268,970
West Region	2,777	1,284,258	2,655	1,193,808
Texas	3,129	1,105,429	2,747	901,791
Central Region	3,129	1,105,429	2,747	901,791
Florida	1,246	440,847	942	357,233
Georgia	456	169,620	459	163,617
North Carolina	1,000	372,119	805	276,477
South Carolina	258	87,741	229	73,113
Tennessee	409	136,046	253	89,190
East Region	3,369	1,206,373	2,688	959,630
Total	9,275	$3,596,060	8,090	$3,055,229

Homes Ordered:
Arizona	1,776	$713,067	2,016	$654,579
California	949	604,478	1,250	769,251
Colorado	557	317,155	540	258,268
West Region	3,282	1,634,700	3,806	1,682,098
Texas	3,286	1,248,032	3,457	1,130,943
Central Region	3,286	1,248,032	3,457	1,130,943
Florida	1,481	547,706	1,198	435,411
Georgia	533	213,632	518	182,958
North Carolina	1,156	450,854	999	340,626
South Carolina	264	90,532	272	85,316
Tennessee	439	152,297	300	101,518
East Region	3,873	1,455,021	3,287	1,145,829
Total	10,441	$4,337,753	10,550	$3,958,870

Order Backlog:
Arizona	1,346	$560,090	1,212	$404,044
California	503	331,454	608	373,949
Colorado	301	182,536	183	87,047
West Region	2,150	1,074,080	2,003	865,040
Texas	1,787	715,226	1,758	602,709
Central Region	1,787	715,226	1,758	602,709
Florida	785	321,831	627	242,419
Georgia	233	101,996	192	69,204
North Carolina	610	242,192	413	143,741
South Carolina	126	44,028	114	36,723
Tennessee	147	56,052	135	45,145
East Region	1,901	766,099	1,481	537,232
Total	5,838	$2,555,405	5,242	$2,004,981

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended September 30,
	2021		2020
	Ending	Average	Ending	Average
Active Communities:
Arizona	38	38.0	35	36.5
California	18	19.0	20	24.0
Colorado	16	16.5	11	12.0
West Region	72	73.5	66	72.5
Texas	68	66.0	58	63.0
Central Region	68	66.0	58	63.0
Florida	38	36.0	34	35.0
Georgia	12	11.0	11	14.0
North Carolina	26	26.0	20	20.5
South Carolina	11	9.0	6	5.5
Tennessee	9	9.5	9	10.0
East Region	96	91.5	80	85.0
Total	236	231.0	204	220.5

	Nine Months Ended September 30,
	2021		2020
	Ending	Average	Ending	Average
Active Communities:
Arizona	38	35.5	35	34.3
California	18	18.3	20	25.3
Colorado	16	14.0	11	13.8
West Region	72	67.8	66	73.4
Texas	68	63.6	58	70.3
Central Region	68	63.6	58	70.3
Florida	38	33.3	34	34.4
Georgia	12	10.3	11	15.3
North Carolina	26	24.3	20	21.6
South Carolina	11	7.5	6	6.8
Tennessee	9	8.5	9	10.3
East Region	96	83.9	80	88.4
Total	236	215.3	204	232.1

About Meritage Homes Corporation
Meritage Homes is the sixth-largest public homebuilder in the United States, based on homes closed in 2020. The Company offers a variety of homes that are designed with a focus on entry-level and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 145,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is the industry leader in energy-efficient homebuilding and an eight-time recipient of the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general; projected 2021 home closings, home closing revenue, home closing gross margins, effective tax rate and diluted earnings per share; future community counts; trends in construction costs; and expectations about our future results.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; inflation in the cost of materials used to develop communities and construct homes; supply chain constraints; our ability to obtain performance and surety bonds in connection with our development work; the ability of our potential buyers to sell their existing homes; legislation related to tariffs; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure to comply with laws and regulations; our compliance with government regulations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2020 and our Form 10-Q for the quarter ended June 30, 2021 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.